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                                                                  Exhibit 8(rrr)

July 1, 2006

Janus Investment Fund
151 Detroit Street
Denver, Colorado 80206

Ladies and Gentlemen:

As you know, Section 5 of our Investment Advisory Agreement dated July 1, 2004, as amended February 1, 2006, provides for compensation payable to Janus Capital Management LLC ("JCM") with respect to Janus Worldwide Fund (the "Fund"). This letter is to inform you that JCM will waive a portion of its Base Fee (as defined in the Investment Advisory Agreement) from July 1, 2006 through January 31, 2007 (the "Waiver Period"), at the annual rate of up to 0.15% of average daily net assets, under the following conditions:

  o This waiver will apply for any calendar month in the Waiver Period if the total return performance of the Fund ("Fund Performance") for the period from February 1, 2006 through the end of the preceding calendar month, calculated as though there had been no waiver of the Base Fee, is less than the performance of the MSCI World(SM) Index ("Benchmark Performance") for that period, as follows:

  PERCENT BY WHICH FUND PERFORMANCE IS LESS THAN        ANNUAL RATE OF WAIVER AS PERCENT OF
  --------------------------------- -------------       -----------------------------------
               BENCHMARK PERFORMANCE                            AVERAGE NET ASSETS*
               ---------------------                            -------------------
                        0.0                                           0.0
                       -0.5                                           0.0125
                       -1.0                                           0.0250
                       -1.5                                           0.0375
                       -2.0                                           0.0500
                       -2.5                                           0.0625
                       -3.0                                           0.0750
                       -3.5                                           0.0875
                       -4.0                                           0.1000
                       -4.5                                           0.1125
                       -5.0                                           0.1250
                       -5.5                                           0.1375
                       -6.0                                           0.1500




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       *       The waiver is calculated in increments of 0.0125% for every full 0.50% of Fund Performance below the Benchmark, with a maximum waiver of 0.15%.

  o   The Waiver Period terminates effective January 31, 2007.

  o During the Waiver Period, even if Fund Performance should exceed Benchmark Performance, the management fee will not exceed the Base Fee, and Janus Capital may not recover any management fees previously waived.

This waiver is applicable only to the Fund and shall not be applicable to any other series of Janus Investment Fund, whether now existing or hereafter created.


JANUS CAPITAL MANAGEMENT LLC                 JANUS INVESTMENT FUND


By: /s/ David R. Martin                      By: /s/ Stephanie Grauerholz-Lofton
    --------------------------------             -------------------------------
    David R. Martin, Chief Financial             Stephanie Grauerholz-Lofton
    Officer and Executive Vice President         Vice President and Secretary